Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2011, with respect to the for ASG Asia Investments Company Limited, with respect to the consolidated financial statements as of December 31, 2010 and 2009 and for the years then ended, appearing in the Form 8-K/A of Brown Shoe Company, Inc. filed on April 22, 2011, which is incorporated by reference in this Registration Statement on Form S-8.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Shanghai Zhonghua
Shanghai Zhonghua
Certified Public Accountants

Shanghai, China

May 26, 2011